EXHIBIT 99

        PRESS RELEASE OF FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.


FOR IMMEDIATE RELEASE
January 25, 2006

Contact:     Martin A. Thomson,
             Chief Executive Officer
             Michael W. Mahler,
             President and Chief Operating Officer
             First Federal of Northern Michigan Bancorp, Inc.
             (989) 356-9041


                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
                         ANNOUNCES EXECUTIVE PROMOTIONS


     Alpena, Michigan - (January 25, 2006) The Board of Directors of First Federal of Northern Michigan Bancorp, Inc. (the "Company") announced today several promotions within the Company's executive ranks and within the executive staff of First Federal of Northern Michigan, the Company's federal savings bank subsidiary (the "Bank").

     The following individuals were promoted to new positions at the Company and the Bank:

     --Michael W. Mahler was appointed President and Chief Operating Officer of the Company and the Bank. Mr. Mahler had been Executive Vice President, Secretary and Treasurer since November 2004 and prior to that had been Chief Financial Officer, Treasurer and Corporate Secretary since November 2002.

     --Jerome W. Tracey was appointed Executive Vice President and Chief Lending Officer of the Company and the Bank. Mr. Tracey had served as Senior Vice President and Senior Lender since September 2001 and prior to that had served as Vice President of Commercial Services since joining the Bank in November 1999.

     --Amy E. Essex was named Chief Financial Officer, Treasurer and Corporate Secretary of the Company and the Bank. Ms. Essex had been Chief Financial
Officer since November 2004 and prior to that, since March 2003, served as Internal Auditor and Compliance Officer.

     Martin A. Thomson, who had served as President and Chief Executive Officer of the Company and the Bank since October 2001, will retain the position of Chief Executive Officer and Director of the Company and the Bank. Mr. Thomson

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has served as a director  of the Bank since 1986 and a director  of the  Company since its formation (as Alpena Bancshares, Inc., predecessor of the current Company) in November 2000.

     In addition,  the following  individuals  were named  officers of the Bank:
Julie A. Curtis, Vice President, Commercial Services Manager and Josh A. Lucas, Assistant Vice President, Retail Banking Manager.

     James C. Rapin, Chairman of Board, speaking on behalf of the Board of Directors, said, "It is especially rewarding to have a talented and dedicated management team and staff for promotion and selection opportunities. We were able to readily fill each of these positions from within our own workforce."

     First Federal of Northern Michigan is a federally chartered savings bank headquartered in Alpena, Michigan with branch locations in Alanson, Mancelona, Gaylord, Mio, Lewiston, Cheboygan, Ossineke and Oscoda, Michigan.


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